Exhibit 10.6

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) executed on March 29, 2023 (the “Signing Date”) but effective as of March 30, 2023 (the “Effective Date”), among Innventure LLC, a Delaware limited liability company (the “Lender”), Accelsius Holdings LLC, a Delaware limited liability company (the “Borrower”), and Accelsius LLC, a Delaware limited liability company (the “Guarantor” and together with the Borrower, the “Loan Parties”), provides the terms on which the Lender shall lend to the Borrower and the Borrower shall repay the Lender. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

1.1          Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein and in the other Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and in the other Loan Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. The word “or” is not exclusive.

2.	LOAN AND TERMS OF PAYMENT; OPTIONAL CONVERSION; GUARANTEE

2.1          Promise to Pay. Subject to optional conversion of any Term Loan pursuant to Section 2.7, the Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Loans and accrued and unpaid interest thereon and any other fees and other amounts due hereunder as and when due in accordance with this Agreement.

2.2	Term Loans.

(a)          Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, during the Availability Period, the Lender agrees to make term loans (the “Term Loans”) to the Borrower from time to time in an aggregate amount of up to six million Dollars ($6,000,000.00). No Term Loan shall be made in a principal amount of less than ten thousand Dollars ($10,000.00).

(b)          Borrowing Notice. The requirements of the Lender to make any Term Loan shall be subject to the Lender’s receipt of irrevocable notice from the Borrower, given not later than 12:00 PM (New York, New York time) one (1) Business Day prior to the date of the proposed borrowing of such Term Loan (or such shorter period of time as the Lender may agree in its sole discretion). Each such irrevocable notice (a “Funding Notice”) shall be in writing, including by telecopier or electronic communication, specifying therein the requested (i) date of such borrowing (the “Funding Date”), and (ii) aggregate amount of such borrowing (the “Borrowing Amount”). Subject to the satisfaction of the applicable conditions set forth in Section 3.2, the Lender will make funds available in the Borrowing Amount on the Funding Date in accordance with the Funding Notice and the applicable Disbursement Letter, subject to the Lender having the funds available.

(c)          Repayment. After any repayment of all or any portion of the Term Loans, the Term Loans may not be re-borrowed. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. Unless converted pursuant to Section 2.7, the Term Loans may only be prepaid in accordance with Sections 2.2(d) and 2.2(e) or as the Borrower and the Lender may otherwise agree in writing.

(d)          Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, the Borrower shall immediately pay to the Lender an amount equal to the sum of: (i) all outstanding principal of the Tenn Loans plus accrued and unpaid interest thereon through the prepayment date (including all interest accrued in accordance with Section 2.3(b)), plus (ii) all other Obligations that are due and payable, including Lender’s Expenses.

(e)          Permitted Prepayment. The Borrower shall have the option to prepay all or any portion of the Term Loans only upon prior written consent from the Lender. Borrower shall (1) provide a written request to the Lender of its desire to prepay the Tenn Loans pursuant to this clause (i) at least ten (10) Business Days prior to such prepayment (or such shorter time as the Lender may agree to in its sole discretion), and (ii) upon Lender’s approval, pay to the Lender on the date of such prepayment listed in such request an amount equal to the sum of (A) the amount of the outstanding principal of the Term Loans the Borrower elected to prepay pursuant to such request, plus accrued and unpaid interest thereon through the prepayment date (including all interest accrued in accordance with Section 2.3(b)), plus (B) all other Obligations that are due and payable, including Lender’s Expenses.

2.3	Payment of Interest.

(a)         Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a rate equal to the AFR applicable to such Term Loan. Interest shall accrue on the Term Loans commencing on, and including, the date such Term Loan is borrowed, and shall accrue on the principal amount outstanding under each Term Loan through and including the day on which such Term Loan is paid in full or converted pursuant to Section 2.7. Interest shall be payable in arrears at the end of each fiscal quarter of the Borrower and shall be paid in kind (the “PIK Interest”), which PIK Interest shall automatically on the applicable interest payment date be added to the then outstanding principal of the Term Loans and shall immediately begin accruing interest at the rate, and in the manner, set forth in this Section 2.3(a); provided, however, any PIK Interest payable under this Section 2.3(a) may, at the Borrower’s written election and with the Lender’s approval prior to such PIK Interest automatically being deemed to paid as PIK Interest, be paid in cash on any one or more interest payment dates in lieu of increasing the then outstanding amount of the principal of the Term Loans.

(b)         Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall accrue interest at a per annum rate equal to the rate that is otherwise applicable thereto pursuant to the applicable Loan Document plus two percent (2%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c)         360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d)         Payments. Except as otherwise expressly provided herein, all payments by the Borrower under the Loan Documents shall be made to the Lender, at the Lender’s office in immediately available funds on the date specified herein. Payments of principal and/or interest received after 12:00 PM New York, New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by the Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4          Notations. The Borrower irrevocably authorizes the Lender to make or cause to be made, on or about the Effective Date or at the other time an appropriate notation in the Lender’s records reflecting the making of the Term Loans or (as the case may be) the receipt of any payment in respect thereof. The outstanding amount of the Term Loans set forth in such records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount in such records shall not limit or otherwise affect the obligations of the Borrower under any Loan Document to make payments of principal of or interest when due.

2.5          Fees and Expenses. The Borrower shall pay to the Lender all Lender’s Expenses (including attorneys’ fees and expenses in connection with this Agreement) incurred through and after the Effective Date, when due.

2.6          Withholding. Payments received by the Lender from the Borrower hereunder or under any other Loan Document will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other charges in the nature of a tax imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) unless required by applicable law. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires the Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender on account of Indemnified Taxes, the Borrower hereby covenants and agrees that the amount due from the Borrower with respect to such payment or other sum payable hereunder with respect to Indemnified Taxes will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. For purposes of the preceding sentence, “Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (ii) withholding Taxes imposed on amounts payable pursuant to a law in effect on the date hereof; (iii) Taxes attributable to the Lender’s failure to comply with Section 2.6(B) and (iv) any withholding Taxes imposed under FATCA. The Borrower will, upon request, furnish Lender with proof reasonably satisfactory to the Lender indicating that the Borrower has made such withholding payment on Indemnified Taxes; provided, however, that the Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Borrower. The agreements and obligations of the Borrower and the Lender contained in this Section 2.6 shall survive the termination of this Agreement.

2.7	Optional Conversion.

(a)           At the option of the Lender, in lieu of repayment pursuant to Section 2.2, the then outstanding principal amount of the Term Loans and any unpaid accrued interest and any fees and expenses owed by the Borrower hereunder shall convert in whole into shares of Next Equity Securities at a price per share equal to 100% of the price per share of Next Equity Securities that are issued and sold by the Borrower in any Qualified Financing, with the same terms and conditions as the shares of Next Equity Securities that are issued and sold by the Borrower in such Qualified Financing (a “Conversion”).

(b)          No fractional shares of capital stock of the Borrower will be issued upon the Conversion. In lieu of any fractional share to which the Lender would otherwise be entitled, the Borrower will pay to the Lender, in cash, the amount of the unconverted principal amount and any accrued but unpaid interest then outstanding under the Term Loans that would otherwise be converted into such fractional share. Upon Conversion, at its expense, the Borrower will, as soon as practicable thereafter, issue and deliver to the Lender a certificate or certificates for the number of shares to which the Lender is entitled upon such Conversion, together with any other securities and property to which the Lender is entitled upon such Conversion under the terms of this Agreement, including a wire transfer or check payable to the Lender for any cash amounts payable as described herein. Upon Conversion of the Term Loans, the Borrower will be forever released from all of its obligations and liabilities under this Agreement with regard to that portion of the Term Loans being converted, including without limitation the obligation to pay such portion of the principal amount of such Term Loans.

2.8	Guarantee.

(a)           The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Lender the due and timely payment, observance, performance and discharge of the obligations of the Borrower under this Agreement (the “Guaranteed Obligations”).

(b)          This Guarantee is a continuing guarantee of payment, not of collection, and the liability of the Guarantor pursuant to the Guarantee shall be absolute, irrevocable, unaffected by and unconditional irrespective of, and the Guaranteed Obligations of the Guarantor shall not be released or discharged in whole or in part, or otherwise affected by:

(i)          any change in the legal existence, structure or ownership of the Borrower, the Guarantor or any other Person or any insolvency, bankruptcy, liquidation, reorganization or other similar proceeding affecting the Borrower, the Guarantor or any other Person or their respective assets;

(ii)         any waiver, amendment, rescission or modification of this Agreement, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance, renewal or alteration of, the Guaranteed Obligations;

(iii)        the existence of any claim, set off or other right that the Guarantor may have at any time against the Lender, whether in connection with the Guaranteed Obligations or otherwise;

(iv)        the failure or delay on the part of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower, the Guarantor or any other Person;

(v)         the addition, substitution or release of any Person now or hereafter liable for the Guaranteed Obligations;

(vi)        the adequacy of any other means the Lender may have of obtaining payment of the Guaranteed Obligations;

(vii)       any other act or omission that may or would vary the risk of the Borrower or discharge the Borrower as a matter of law or equity (other than payment of the Guaranteed Obligations in full); or

(viii)      any absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (vii).

(c)           To the fullest extent permitted by law, the Guarantors hereby waive (i) any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Payee upon the Guarantee or acceptance of the Guarantee, (ii) any right or defense arising by reason of any law that would require election of remedies by the Payee, promptness, diligence, presentment, demand for payment, protest, default, dishonor and any notice of acceptance of the Guarantee and of the Guaranteed Obligations, notice of any obligations incurred and other notices of any kind not provided for herein, (iii) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Maker or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the EPA and all suretyship defenses generally. Each Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the EPA and that the Guarantee, including the waivers set forth in the Guarantee, are knowingly made in contemplation of such benefits. Each Guarantor acknowledges that the Payee is entering into the EPA in reliance on the Guarantee.

3.	CONDITIONS OF LOANS

3.1          Conditions Precedent to this Agreement. The effectiveness of this Agreement is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, each of the following (unless waived in writing by the Lender):

(a)           the Loan Documents, each duly executed by the Borrower, the Guarantor and the Lender;

(b)           the Operating Documents and good standing certificates of the Borrower certified by the Secretary of State (or equivalent agency) of the Borrower’s jurisdiction of organization or formation and each jurisdiction in which the Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)           a duly executed original officer’s certificate for Borrower relating to the Operating Documents, corporate authorizations and other matters in the form attached as Exhibit D to this Agreement;

(d)           certified copies, dated as of a date no earlier than thirty (30) days prior to the Effective Date, of financing statement, litigation and bankruptcy searches, as the Lender shall request;

(e)           in Lender’s sole discretion, there has not been any Material Adverse Change since December 31, 2022; and

(f)            any other documents or instruments requested by the Lender in connection with this Agreement.

3.2          Conditions Precedent to Each Term Loan. The Lender’s obligation to make any Term Loan is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, the following (unless waived in writing by the Lender):

(a)           a Disbursement Letter with respect to such Term Loan;

(b)          a Funding Notice with respect to such Tenn Loan;

(c)           the representations and warranties made by the Loan Parties in Section 5 of this Agreement and in the other Loan Documents shall be true and correct in all respects as of the date hereof, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all respects as of such specific date;

(d)           no event or condition shall have occurred that would constitute a Default or an Event of Default under this Agreement or any other Loan Document;

(e)           the Loan Parties shall be in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of this Agreement;

(f)            in Lender’s sole discretion, there has not been any Material Adverse Change since December 31, 2022; and

(g)           payment of the fees and Lender’s Expenses then due as specified in Section 2.5 hereof.

4.	CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest. Each Loan Party hereby grants to the Lender to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Lender the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to the Lender’s Lien. If any Loan Party shall acquire a commercial tort claim (as defined in the Code) with a value in excess of Twenty-Five Thousand Dollars ($25,000.00), such Loan Party shall promptly notify the Lender in a writing signed by such Loan Party, as the case may be, of the general details thereof (and further details as may be required by the Lender) and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

If this Agreement is terminated, the Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and Lender’s Expense reimbursement obligations for which no claim has been made) are indefeasibly repaid in full in cash or are converted pursuant to Section 2.7. Upon indefeasible payment in full in cash of the Obligations (other than inchoate indemnity obligations and Lender’s Expense reimbursement obligations for which no claim has been made) or conversion pursuant to Section 2.7, the Lender shall, at the sole cost and expense of the Loan Parties, release its Liens in the Collateral and all rights therein shall revert to the Loan Parties.

4.2          Authorization to File Financing Statements. Each Loan Party hereby authorizes the Lender to file financing statements with a description set forth in Exhibit E or any broader or narrower description as the Lender may determine, or take any other action required or desirable to perfect, preserve or protect the Lender’s Liens on the Collateral, without notice to such Loan Party, with all appropriate jurisdictions to perfect, preserve or protect the Lender’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by any Loan Party, or any other Person, shall be deemed to violate the rights of the Lender under the Code.

4.3	Pledge of Collateral.

(a)           Each Loan Party hereby pledges, collaterally assigns and grants to the Lender a security interest in all the Shares and Pledged Debt, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Signing Date or, to the extent not certificated or owned by the Loan Parties as of the Signing Date, within ten (10) days of the certification of any Shares, or the acquisition or formation of any Shares or Pledged Debt, the certificate or certificates for such Shares or the note or other agreement evidencing such Pledged Debt, as applicable, shall be delivered to the Lender, accompanied by an instrument of assignment duly executed in blank by the applicable Loan Party. To the extent required by the terms and conditions governing the Shares, each Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, the Lender may effect the transfer of any securities and Pledged Debt included in the Collateral (including but not limited to the Shares) into the name of the Lender and cause new (as applicable) certificates representing such securities to be issued in the name of the Lender or its transferee. The Loan Parties will execute and deliver such documents, and take or cause to be taken such actions, as the Lender may reasonably request to perfect, protect, preserve or continue the perfection of the Lender’s security interest in the Shares, Pledged Debt and any other Collateral. Unless an Event of Default shall have occurred and be continuing, the Loan Parties shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to exercise such rights.

(b)           Each Loan Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Shares to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in compliance with, the terms and conditions of this Agreement, the other Loan Documents and applicable laws; provided, that any noncash dividends, interest, principal or other distributions that would constitute Shares, whether resulting from a subdivision, combination or reclassification of the outstanding equity interests of the issuer of any Shares or received in exchange for Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral, and, if received by any Loan Party, shall not be commingled by such Loan Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Lender and shall be forthwith delivered to the Lender in the same form as so received (with any necessary endorsement).

(c)           Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified the Loan Parties in writing of the suspension of their rights under this clause (c), then all rights of the Loan Parties to dividends, interest, principal or other distributions that such Loan Party is authorized to receive pursuant to Section 4.3(b) shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Loan Party contrary to the provisions of this clause (c) shall be held in trust for the benefit of the Lender, shall be segregated from other property or funds of such Loan Party and shall be forthwith delivered to the Lender upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Lender pursuant to the provisions of this clause (c) shall be retained by the Lender in an account to be established by the Lender upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 9.4. After all Events of Default have been cured or waived, the Lender shall promptly repay to the Loan Parties (without interest) all dividends, interest, principal or other distributions that the Loan Parties would otherwise be permitted to retain pursuant to the terms of Section 4.3(b) and that remain in such account.

4.4          Authorization to File Intellectual Property Security Agreements. Each Loan Party hereby authorizes the Lender to file one or more intellectual property security agreements with the United States Patent and Trademark Office and/or the United States Copyright Office and take such other actions as the Lender shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Lender in the Intellectual Property set forth on Schedule 5. 2 on the Signing Date.

5.	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender as follows:

5.1          Due Organization, Authorization: Power and Authority. Subject to Section 6.7, the Borrower has no Subsidiaries other than the Guarantor. Each Loan Party is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and each Loan Party is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Each Loan Party represents and warrants that (a) such Loan Party’s exact legal name is that contained on the signature page of each Loan Document to which it is a party; (b) such Loan Party is a limited liability company organized in Delaware; (c) Exhibit E accurately sets forth such Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); and (d) such Loan Party (and its predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction.

The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party, or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.l(b) or are required for purposes of perfection, or (v) constitute an event of default under any material agreement or exclusivity agreement by which such Loan Party, or its properties, is bound. No Loan Party is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2	Collateral.

(a)           Each Loan Party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and such Loan Party does not have any deposit accounts, securities accounts, commodity accounts or other investment accounts other the accounts, if any, set forth on Schedule 5.2 or any other accounts to which such Loan Party has provided the Lender notice pursuant to Section 6.10, and taken such actions as are necessary and Lender has requested to give Lender a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)           On the Signing Date, and except as set forth on Schedule 5.2, no Collateral with a value in excess of Fifty Thousand Dollars ($50,000.00) is in the possession of any third party bailee (such as a warehouse). None of the components of the Collateral shall be maintained at locations other than as set forth on Schedule 5.2 on the Signing Date or as permitted pursuant to Section 6.11.

(c)           The Guarantor is the sole owner of the Intellectual Property set forth on Schedule 5.2, free and clear of all Liens other than Permitted Liens. To the best of the Guarantor’s knowledge, no judgment or claim has been made that any part of the Intellectual Property or any practice by the Guarantor violates the rights of any third party except to the extent such judgment or claim could not reasonably be expected to have a Material Adverse Change. Except as noted on Schedule 5.2, nether the Borrower nor the Guarantor is a party to, nor is bound by, any material license or other material agreement with respect to which either the Borrower or the Guarantor is the licensee that (i) prohibits or otherwise restricts any Loan Party from granting a security interest in such Loan Party’s interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

5.3          Litigation. Except as disclosed (i) on Schedule 5.3 or (ii) in accordance with Section 6.6 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Loan Party involving more than Ten Thousand Dollars ($10,000.00).

5.4          No Material Deterioration in Financial Condition; Financial Statements; Material Adverse Change. All financial statements for the Loan Parties, delivered to the Lender fairly present, in conformity with GAAP, in all material respects the financial condition of the Loan Parties, and the results of operations of the Loan Parties. There has not been any material deterioration in the financial condition of the Loan Parties since the date of the most recent financial statements submitted to the Lender. A Material Adverse Change has not occurred.

5.5          Solvency. The Loan Parties, taken as a whole, are Solvent.

5.6          Regulatory Compliance. No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). No Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of the Loan Parties’ properties or assets has been used by any Loan Party or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of the Loan Parties or any of the Loan Parties’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of the Loan Parties or, to the knowledge of any Loan Party, any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7           Investments. The Loan Parties do not own any stock, shares, partnership interests or other equity securities except for Permitted Investments. Schedule 5.7 sets forth all stock, shares, partnership interests or other equity securities owned by the Loan Parties on the Signing Date.

5.8          Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed or has timely obtained extensions for filing all required tax returns required to be filed, and each Loan Party has timely paid all Taxes owed by such Loan Party, in all jurisdictions in which such Loan Party is subject to Taxes, unless such Taxes are being contested in accordance with the following sentence. Any Loan Party may defer payment of any contested Taxes, provided that such Loan Party (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies the Lender in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested Taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and such Loan Party has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9          Use of Proceeds. The Loan Parties shall use the proceeds of the Term Loans for general business purposes, including to fund its current working capital needs, and as may otherwise be agreed to by the Lender in accordance with the provisions of this Agreement.

5.10        Full Disclosure. No written representation, warranty or other statement of any Loan Party in any certificate or written statement given to the Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to the Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.             AFFIRMATIVE COVENANTS

Each Loan Party shall do all of the following:

6.1	Government Compliance.

(a)           Maintain its legal existence and good standing in its jurisdiction of organization and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which each Loan Party is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)           Obtain and keep in full force and effect all of the material Governmental Approvals necessary for the performance by each Loan Party of its businesses and obligations under the Loan Documents and the grant of a security interest to the Lender in all of the Collateral.

6.2	Financial Statements, Reports, Certificates.

(a)           Deliver to the Lender:

(i)          as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared balance sheet, income statement and cash flow statement (including actuals to budget comparison), covering the operations of the Loan Parties for such fiscal quarter and comparisons to the same period for the prior fiscal year, certified by a Responsible Officer and in a form reasonably acceptable to the Lender;

(ii)         as soon as available, but no later than one hundred eighty (180) days after the last day of each fiscal year, commencing with the fiscal year ending December 31, 2022, audited balance sheet, income statement and cash flow statement, covering the operations of the Loan Parties for such fiscal year and comparisons to the prior fiscal year, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lender;

(iii)        as soon as available after approval thereof by the governing body of the Borrower, but no later than the last day of the month following Borrower’s fiscal year end, beginning with the fiscal year ending December 31, 2022, the Borrower’s annual financial projections for the current fiscal year as approved by the Borrower’s governing body, such annual financial projections to be set forth in a month-by-month format (such annual financial projections as originally delivered to the Lender are referred to herein as the “Annual Projections”); provided, that any revisions of the Annual Projections approved by the Borrower’s governing body shall be delivered to the Lender no later than seven (7) days after such approval;

(iv)        within five (5) days of delivery, copies of all statements, reports and notices made available to any Loan Party’s security holders or holders of indebtedness (other than any such statements, reports and notices that are substantially similar to the type delivered to the Lender under the Loan Documents);

(v)         in the event that any Loan Party becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi)        as soon as available, but no later than five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Change; and

(vii)       any other information as requested by the Lender related to the business (including without limitation prospective business) of the Loan Parties or the Collateral.

(b)           Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) or (ii) above, deliver to the Lender a duly completed Compliance Certificate signed by a Responsible Officer.

(c)           Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party shall allow, at the sole cost of such Loan Party, the Lender to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every twelve (12) months unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3          Taxes; Pensions. Timely file or obtain extensions for filing all required tax returns and reports and timely pay all foreign, federal, state and local Taxes owed by each Loan Party, except for deferred payment of any Taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to the Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.4	Insurance.

(a)           Keep each Loan Party’s business and the Collateral insured for risks and in amounts standard for companies in such Loan Party’s industry and location and as the Lender may reasonably request. Insurance policies required by this clause (a) shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender. At the Lender’s request, all property policies required by this clause (a) shall have a lender’s loss payable endorsement showing Lender as the Lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, the Lender, as additional insured.

(b)           At the Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments of the policies required by this Section 6.4. If any Loan Party fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons, the Lender may make, at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies as the Lender deems prudent.

6.5          Protection of Intellectual Property Rights. Each Loan Party shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Lender in writing after any Loan Party obtains knowledge of infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public, unless such Intellectual Property is of negligible economic value and is no longer used or useful in such Loan Party’s business. If any Loan Party (i) obtains any patent, registered trademark or service mark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Loan Party shall within thirty (30) days of such obtainment or application: (x) provide written notice thereof to the Lender; (y) execute such intellectual property security agreements and other documents and take such other actions as the Lender shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Lender in such property; and (z) record such intellectual property security agreement with the United States Patent and Trademark Office. If any Loan Party decides to register any copyrights or mask works in the United States Copyright Office, such Loan Party shall: (x) provide the Lender with at least fifteen (15) days prior written notice of such Loan Party’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as the Lender may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Lender in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Each Loan Party shall promptly provide the Lender with evidence of the recording of the intellectual property security agreement necessary for the Lender to perfect and maintain a first priority perfected security interest in such property.

6.6          Notices of Litigation and Default. Each Loan Party will give prompt written notice to the Lender of any litigation or governmental proceedings pending or threatened (in writing) against such Loan Party, which could reasonably be expected to result in damages or costs to such Loan Party of Fifty Thousand Dollars ($50,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon such Loan Party becoming aware of the existence of any Default or Event of Default, such Loan Party shall give written notice to the Lender of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.

6.7          Creation/Acquisition of Subsidiaries. In the event any Loan Party creates or acquires any Subsidiary, such Loan Party shall take all such action as may be reasonably required by the Lender to cause each such Subsidiary to guarantee the Obligations of the Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and such Loan Party (or its Subsidiary, as applicable) shall grant and pledge to the Lender a perfected security interest in the stock, units or other evidence of ownership of each such newly created Subsidiary.

6.8          Further Assurances. Execute any further instruments and take further action as the Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.9	[Reserved.]

6.10        Accounts. Each Loan Party shall provide the Lender written notice within five (5) Business Days after such Loan Party establishes any deposit account, securities account or commodities account at or with any Person. For each such account, upon the Lender’s request, such Loan Party shall promptly cause the applicable bank or financial institution at or with which such account is maintained to execute and deliver a control agreement or other appropriate instrument with respect to such account, in each case in form and substance reasonably satisfactory to the Lender, and provide Lender with the ability to assert control with respect thereto prior to the establishment of such account, which control agreement may not be terminated without prior written consent of Lender. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and identified to Lender by any Loan Party as such in writing.

6.11        Real Property. Each Loan Party shall provide the Lender written notice within ten (10) Business Days after such Loan Party acquires an interest in any real property, whether owned or leased, and such Loan Party shall promptly take all actions and execute all documents necessary or reasonably requested by the Lender in order to grant or perfect any grant of a Lien on such real property to secure the Obligations, including, without limitation, the execution, delivery and recording in the applicable jurisdictions mortgages or deeds of trust with respect to such interest in real property.

7.	NEGATIVE COVENANTS

Each Loan Party shall not do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments, or (d) of other assets of any Loan Party that do not in the aggregate exceed Twenty-Five Thousand Dollars ($25,000) during any fiscal year.

7.2          Changes in Business, Ownership, or Business Locations. (a) Engage in any business other than the businesses engaged in by each Loan Party as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of such Loan Party who were not stockholders immediately prior to the first such transaction own more than a majority of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions. Each Loan Party shall not, without at least thirty (30) days’ prior written notice to the Lender: (A) change its jurisdiction of organization, (B) change its organizational structure or type, or (C) change its legal name.

7.3          Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock, shares or property of another Person.

7.4          Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness. Notwithstanding anything contained in this Agreement or any other Document to the contrary, the Loan Parties will not permit any Indebtedness of any Loan Party to be senior in right of payment or performance to the Term Loans.

7.5          Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. Notwithstanding anything contained in this Agreement or any other Document to the contrary, the Loan Parties will not permit to exist any Liens on any property of any Loan Party to be senior in priority to the Lender’s Liens, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement.

7.6          Distributions; Investments. Unless otherwise agreed to in writing by the Lender, (a) pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock, except that the each Loan Party may (i) repurchase the capital stock of former employees pursuant to equity repurchase agreements in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, so long as a Default or Event of Default does not exist immediately prior to such repurchase or would not exist immediately after giving effect to such repurchase, (ii) repurchase the capital stock of former employees pursuant to equity repurchase agreements by the cancellation of Indebtedness owed by such former employees to such Loan Party and (iii) pay any other dividends in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, so long as a Default or an Event of Default does not exist immediately prior to such repurchase or would not exist immediately after giving effect to such repurchase, or (b) directly or indirectly make any Investment other than Permitted Investments.

7.7          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party, except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) transactions constituting bona fide equity financings for capital raising purposes by such Loan Party’s investors.

7.8          Subordinated Debt. (a) Incur any Subordinated Debt after the Effective Date without the prior written consent of the Lender, (b) make or permit any payment on any Subordinated Debt, except to the extent permitted by the terms of the subordination, intercreditor or similar agreement to which such Subordinated Debt is subject, or (c) amend any provision in any document relating to the Subordinated Debt except to the extent permitted by the terms of the subordination, intercreditor or similar agreement to which such Subordinated Debt is subject.

7.9          Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Tenn Loans for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation (other than the Federal Law Violation), if the violation could reasonably be expected to have a Material Adverse Change; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.10        Compliance with Anti-Terrorism Laws. Each Loan Party shall not, and shall not permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Each Loan Party shall not, and shall not permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1	Payment Default.

(a)           The Borrower fails to make any payment of principal on the Term Loans when and as due (whether on the Maturity Date, the date of acceleration pursuant to Section 9.l(a) hereof or otherwise);

(b)          The Borrower fails to make any payment of any other Obligations (other than PIK Interest) when and as due (whether on the Maturity Date, the date of acceleration pursuant to Section 9.l(a) hereof or otherwise), and such default continues for five (5) Business Days;

8.2	Covenant Default.

(a)           Any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.3 (Taxes; Pensions), 6.4 (Insurance), 6.6 (Notice of Litigation and Default) or 6.7 (Creation/Acquisition of Subsidiaries) or any Loan Party violates any covenant in Section 7;

(b)           Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within five (5) Business Days;

8.3	Material Adverse Change. A Material Adverse Change occurs;

8.4	Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any entity under control of any Loan Party on deposit with any bank or other institution at which any Loan Party maintains a deposit account, or (ii) a notice of lien, levy, or assessment is filed against any Loan Party or its assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)           (i) any material portion of any Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents the any Loan Party from conducting any part of its business;

8.5          Insolvency. (a) Any Loan Party is or becomes Insolvent; (b) any Loan Party begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party and not dismissed or stayed within forty-five (45) days;

8.6          Other Agreements. There is a default under any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7          Judgments. One or more final and non-appealable judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

8.8          Misrepresentations. Any Loan Party or any Person acting for any Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9          Subordinated Debt. A default or breach occurs under any subordination, intercreditor or similar agreement between any Loan Party and any applicable creditor of such Loan Party party to such agreement, and such agreement subordinates obligations of such Loan Party to the Obligations, and such default or breach was caused by such creditor or such Loan Party.

8.10        Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change;

8.11        Lien Priority. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement; or

8.12        Change in Control. The owners of the voting stock and other voting interests of each Loan Party on the Effective Date fail to own a majority of the voting stock and such other voting interests of such Loan Party.

9.             RIGHTS AND REMEDIES

9.1	Rights and Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, the Lender may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to the Borrower, (ii) by notice to the Borrower declare all Obligations immediately due and payable (but if an Event of Default described in either Section 8.4 or Section 8.5 occurs, all Obligations shall be immediately due and payable without any action by the Lender) or (iii) by notice to the Borrower suspend or terminate the obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Lender (but if an Event of Default described in either Section 8.4 or Section 8.5 occurs, all obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Lender shall be immediately terminated without any action by the Lender).

(b)           Without limiting the rights of the Lender set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:

(i)          foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)         apply to the Obligations any (a) balances and deposits of the Borrower that the Lender holds or controls, or (b) any amount held or controlled by the Lender owing to or for the credit or the account of the Borrower; and/or

(iii)        commence and prosecute an Insolvency Proceeding or consent to the Borrower commencing any Insolvency Proceeding.

(c)           Without limiting the rights of the Lender set forth in Sections 9.l(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:

(i)          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Lender considers advisable, notify any Person owing any Loan Party money of the Lender’s security interest in such funds, and verify the amount of such account;

(ii)         make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Loan Parties shall assemble the Collateral if Lender requests and make it available in a location as the Lender reasonably designates. The Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;

(iii)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. The Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, licenses and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements inure to the Lender;

(iv)        place a “hold” on any account maintained with the Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)         demand and receive possession of each Loan Party’s Books;

(vi)        appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of the Loan Parties; and

(vii)       subject to clauses 9. l(a) and (b), exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Power of Attorney. Each Loan Party hereby irrevocably appoints the Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under the such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Lender or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Lender as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of the Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full. The Lender’s foregoing appointment as each Loan Party’s attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed.

9.3          Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Lender’s Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.

9.4          Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Lender from or on behalf of the Borrower of all or any part of the Obligations, and, as between the Borrower on the one hand and the Lender on the other, the Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender may deem advisable notwithstanding any previous application by the Lender, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lender’s Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Borrower owing to the Lender under the Loan Documents. Any balance remaining shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

9.5          Liability for Collateral. So long as the Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Lender, the Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.6          No Waiver; Remedies Cumulative. Failure by the Lender, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under this Agreement and the other Loan Documents are cumulative. The Lender shall have all rights and remedies provided under the Code, by any applicable law, or in equity. The exercise by the Lender of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7          Demand Waiver. Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which such Loan Party is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, specifying next day delivery, with written verification of receipt; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of the Lender or the Loan Parties may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to the Loan Parties:	Accelsius Holdings LLC
1835B Kramer Lane, Suite 2-180
Austin, TX 78758
Attention: Josh Claman
Phone: [***]
Email: [***]

If to the Lender:	Innventure LLC
6900 Tavistock Lakes Blvd, Suite 400
Orlando, FL 32827
Attention: Greagory W. Haskell
Phone: [***]
Email: [***]

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

The laws of the State of New York govern the Loan Documents. Each party hereto submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York. NOTWITHSTANDING THE FOREGOING, THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THAT THE LENDER DEEMS NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDER’S RIGHTS AGAINST ANY LOAN PARTY OR ITS PROPERTY. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND THE LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive any termination of this Agreement and the other loan Documents, and the payment in full of the Obligations.

12.	GENERAL PROVISIONS

12.1        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Loan Parties may not transfer, pledge or assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). The Lender has the right, without the consent of or notice to any Loan Party, to (I) sell, transfer, assign, pledge, or negotiate to one Person all of its interests in, or (2) if an Event of Default then exists, to sell, transfer, assign, pledge, negotiate, or grant participation, to one or more Persons all or any part of or any interest in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”), the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that prior to more than one Person holding any interest in Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents, the parties hereto will amend this Agreement to provide for customary provisions that (x) appoint a collateral agent to hold the Liens in the Collateral for the benefit of each Lender, and (y) require only majority lender vote (or affected lender vote as customary) in respect of any amendment, supplement, consent or modification of any Loan Document.

12.2        Indemnification. Each Loan Party agrees to indemnify, defend and hold Lender, its Subsidiaries and its Affiliates, and any of its or their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lender’s Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents between Lender, and/or Lender and any Loan Party (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Loan Party hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of any Loan Party, and the expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Amendments in Writing; Integration. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Loan Parties. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email, pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require the Lender to accept electronic signatures in any form or format without its prior written consent.

12.7        Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been indefeasibly satisfied. The obligation of the Loan Parties to pay Lender’s Expenses in Section 2.5, to indemnify the Lender in Section 12.2, as well as the confidentiality provisions in Section 12.8 below, shall survive any termination of this Agreement and the other Loan Documents, and the payment in full of the Obligations.

12.8        Confidentiality. In handling any confidential information of the Loan Parties, the Lender shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) to the Lender’s Subsidiaries or Affiliates, to the officers, directors, advisors or other representatives of the Lender, any of the Lender’s Subsidiaries or any of the Lender’s Affiliates, or in connection with the Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lender shall inform any prospective transferee or purchaser of its obligation to keep information of the Loan Parties confidential and, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to the Lender’s regulators or as otherwise required in connection with an examination or audit; (e) as the Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (t) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement with the Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender; or (ii) is disclosed to the Lender by a third party. The Lender may use confidential information for all purposes related to the administration of this Agreement and its rights as a secured lender, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8. Notwithstanding the foregoing, the Lender may disclose a general description of the transaction arising under the Loan Documents for advertising, marketing or similar purposes.

12.9        Right of Set Off. Each Loan Party hereby grants to the Lender a lien, security interest and right of set off as security for all Obligations to the Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.10     Cooperation of the Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents reasonably required or desirable to effectuate and acknowledge each assignment of the Term Loans to an assignee in accordance with Section 12.1, (ii) make such Loan Party’s management available to meet with the Lender and prospective participants and assignees of the Term Loans, and (iii) assist the Lender in the preparation of information relating to the financial affairs of such Loan Party as any prospective participant or assignee of the Term Loans reasonably may request. Subject to the provisions of Section 12.8, each Loan Party authorizes Lender to disclose to any prospective participant or assignee of the Term Loans, any and all information in the Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to the Lender by or on behalf of the Loan Parties pursuant to this Agreement.

13.	DEFINITIONS

13.1	Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to the Loan Parties.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“AFR” means the annual applicable federal rate for the month during which the applicable Term Loan is made, as published by the Internal Revenue Service.

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Availability Period” means the period beginning date after the Effective Date and ending on the Maturity Date.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by applicable law to close.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Loan Parties described on Exhibit A, excluding any Excluded Assets.

“Communication” is defined in Section 10.

“Compliance Certificate” is a certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Conversion” is defined in Section 2.7(a).

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

“Disqualified Capital Stock” means any equity interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Assets” means (a) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section l(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section l(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property, (b) any property or asset subject to a security interest securing any purchase money Lien, capital lease or similar arrangement, in each case not prohibited under the Loan Documents, to the extent that, and for so long as, a grant of a security interest therein would be prohibited thereby or require the consent of a third party (other than any Loan Party) (unless such consent has been received), and (c) any lease, license, permit or other agreement or any property subject to such agreement, to the extent that, and for so long as, a grant of a security interest therein would require the consent of a third party (other than any Loan Party) (unless such consent has been received) or violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) (in each case under this clause (c), so long as such restrictions have not been entered into in contemplation thereof)), in each case, after giving effect to the applicable anti-assignment provisions of applicable law, rule or regulation other than proceeds and receivables thereof, but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406 and 9-408 of the Code).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(l) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Funding Date” is defined in Section 2.2(c).

“Funding Notice” is defined in Section 2.2(c).

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations, (e) all Disqualified Capital Stock, (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, and (g) all guarantees of such Person with respect to any Indebtedness (as defined in the other clauses of this definition).

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” is defined in Section 2.6.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of the Loan Parties’ right, title and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to the Loan Parties;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Indebtedness or any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Lender” means the Initial Lender and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lender’s Expenses” are (a) all fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering or otherwise incurred by the Lender in connection with the Loan Documents and any documents executed or to be executed in connection with the Loan Documents, including, without limitation, all diligence the Lender conducts in connection with the Loan Documents and such other documents (including, without limitation, all diligence related to the intellectual property (including any licenses related thereto) of the Loan Parties and any litigation or claims related to any such intellectual property), and (b) all fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents and such other documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by the Lender in connection with the Loan Documents or such other documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Compliance Certificate, the Disbursement Letter, any subordination agreements, any note, or notes executed by the Borrower, and any other present or future agreement entered into by the Loan Parties for the benefit of the Lender in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Party” is defined in the preamble hereof.

“Loan Party’s Books” are the Loan Party’s books and records including ledgers, federal, and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise), or assets of the Loan Parties; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the earliest to occur of: (a) December 31, 2026 or (b) the sale, transfer or other disposition all or substantially all of the Borrower’s assets, or all or substantially all of the stock of the Borrower.

“Next Equity Securities” means the type of equity securities of the Borrower issued in a Qualified Financing.

“Obligations” are all of the Borrower’s obligations to pay when due any debts, principal, interest (including any interest accruing after the commencing of an Insolvency Proceeding), the Lender’s Expenses and other amounts the Borrower owes the Lender now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of the Borrower assigned to the Lender, and the performance of the Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)           Indebtedness of the Borrower owing to the Lender under this Agreement and the other Loan Documents;

(b)          Indebtedness existing on the Signing Date and disclosed on Schedule 7.3;

(c)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)          Subordinated Debt in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000);

(e)          Indebtedness cons1stmg of capitalized lease obligations or purchase money Indebtedness, in each case incurred by any Loan Party to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000) at any time and (ii) the principal amount of such Indebtedness does not exceed the net book value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)            Indebtedness among the Loan Parties; and

(g)           other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000).

“Permitted Investments” are:

(a)           Investments disclosed on Schedule 5.7 and existing on the Signing Date;

(b)           Investments consisting of cash and cash equivalents;

(c)           Repurchases of equity interests from former employees, directors, or consultants of any Loan Party under the terms of applicable equity repurchase agreements (i) in an individual amount not to exceed Two Hundred Thousand Dollars ($200,000) and an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, provided that no Default or Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to such Loan Party;

(d)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Loan Parties;

(e)           Investments consisting of deposit accounts and securities accounts; and

(1)           other Investments not to exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

“Permitted Liens” are:

(a)           Liens existing on the Signing Date and disclosed on Schedule 7.4 or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not delinquent or (ii) being contested in good faith and for which such Loan Party maintains adequate reserves on its Books, provided that the same have no priority over any of the Lender’s security interests;

(c)           Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of such Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h)           banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with such Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses; and

(i)            Liens on assets (not constituting Collateral) of any Loan Party not otherwise permitted above, so long as the aggregate principal amount of Indebtedness and other obligations secured by any Liens incurred under this clause (i) does not exceed One Million Dollars ($1,000,000) at any time outstanding.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Qualified Financing” means the next sale by the Borrower of Next Equity Securities in a bona fide equity financing following the date of this Agreement which is primarily for investment purposes and not made primarily in connection with a strategic arrangement.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer or any other officer authorized in writing to the Lender by either the Chief Executive Officer or the Chief Financial Officer, of the Borrower acting alone.

“Shares” means any and all of the equity interests owned by the Loan Parties in any Person listed on Schedule 5.7, together with all certificates (if any) evidencing the same.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Subordinated Debt” is Indebtedness incurred by the Borrower subordinated to all Indebtedness of the Borrower to the Lender pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into among Lender, the Borrower, and the other creditor, on terms acceptable to the Lender and prior to the incurrence of such Indebtedness.

“Taxes” is defined in Section 2.6.

“Term Loans” is defined in Section 2.2(a).

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Signing Date, but effective as of the Effective Date.

BORROWER:

ACCELSIUS HOLDINGS LLC,

a Delaware limited liability company, as the
Borrower

GUARANTOR:

ACCELSIUS LLC,

a Delaware limited liability company, as a
Guarantor

INNVENTURE LLC,

a Delaware limited liability company, as the Lender

[Signature Page to Loan and Security Agreement]

EXHIBIT A

Description of Collateral

The Collateral consists of all of each Loan Party’s right, title and interest in and to the following personal property:

All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims listed below, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, cash equivalents, deposit accounts, securities accounts, commodities accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All the Loan Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

All terms (whether capitalized or not capitalized) used in this Exhibit A shall have the meanings assigned to such terms in the Loan Agreement and, if such terms are not defined in the Loan Agreement, such terms shall have the meanings assigned to such terms in the Code, if defined in the Code.

EXHIBITB

Form of Disbursement Letter

DISBURSEMENT LETTER

_________ 202[_]

The undersigned, being the duly elected and acting _______________________of Accelsius Holdings LLC, a Delaware limited liability company (the “Borrower”), does hereby certify to Innventure LLC (the “Lender”) in connection with that certain Loan and Security Agreement dated as of March 29, 2023, by and among the Borrower, the Guarantor and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.             The representations and warranties made by each Loan Party in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all respects as of the date hereof, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all respects as of such specific date.

2.             No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3.             Each Loan Party is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.             All conditions referred to in Section 3.2 of the Loan Agreement to the making of the Term Loan to be made on or about the date hereof have been satisfied.

5.             No Material Adverse Change has occurred since December 31, 2022.

6.             The undersigned is a Responsible Officer.

7.             The aggregate net proceeds of the Term Loan shall be transferred to the following deposit account as follows:

Account Name:	[Bank information to be separately shared via phone for security purposes]
Bank Name:	_________________________________
Bank Address:	_________________________________
Account Number:	_________________________________
ABA Number:	_________________________________

[Remainder of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

ACCELSIUS HOLDINGS LLC,

a Delaware limited liability company

By:

Name:

Title:

EXHIBIT C

Compliance Certificate

TO:	Innventure LLC, as the Lender

FROM:	Accelsius Holdings LLC, a Delaware limited liability company, as the Borrower

The undersigned authorized officer (“Officer”) of the Borrower hereby certifies that, in accordance with the terms and conditions of the Loan and Security Agreement dated as of March 29, 2023, by and among the Borrower, the Guarantor and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement):

(a)	there are no Defaults or Events of Default, except as noted below; and

(b)	the attached financial statements are prepared in accordance with GAAP and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

ACCELSIUS HOLDINGS LLC,

a Delaware limited liability company

By:

Name:

Title:

EXHIBITD

Company Borrowing Certificate

BORROWER:	Accelsius Holdings LLC, a Delaware	DATE: March 29, 2023
limited liability company
LENDER:	lnnventure LLC

I hereby certify as follows, as of the date set forth above:

1.             I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.             The Borrower’s exact legal name is set forth above. The Borrower is a limited liability company existing under the laws of the State of Delaware.

3.             Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) the Borrower’s [Certificate of Formation] (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) the Borrower’s Limited Liability Company Agreement. Neither such Certificate of Formation nor such Limited Liability Company Agreement have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Formation and such Limited Liability Company Agreement remain in full force and effect as of the date hereof.

4.             Attached as Exhibit C are resolutions duly and validly adopted by the Borrower’s Manager at a duly held meeting of such manager](or pursuant to a unanimous written consent or other authorized limited liability company action), which such resolutions approve the Borrower’s execution and delivery of the Loan Documents, and the performance of the Borrower’s obligations thereunder. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lender may rely on them until the Lender receives written notice of revocation from the Borrower.

5.             The persons listed below are the Borrower’s officers or employees authorized to execute the Loan Documents with their titles and signatures are shown next to their names.

Name	Title	Signature

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of the Borrower.

I, the __________________________ of the Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:

Name:

Title:

EXHIBITE

UCC Description

(a)	For the Borrower:

DEBTOR:	Accelsius Holdings LLC

DEBTOR’S ADDRESS:	1835B Kramer Lane, Suite 2-180, Austin, TX 78758

SECURED PARTY:	Innventure LLC

SECURED PARTY’S ADDRESS:	6900 Tavistock Lakes Blvd, Suite 400, Orlando, FL 32827

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

All assets of the Debtor whether now owned or hereafter acquired.

(b)	For the Guarantor:

DEBTOR:	Accelsius LLC

DEBTOR’S ADDRESS:	1835B Kramer Lane, Suite 2-180, Austin, TX 78758

SECURED PARTY:	Innventure LLC

SECURED PARTY’S ADDRESS:	6900 Tavistock Lakes Blvd, Suite 400, Orlando, FL 32827

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

All assets of the Debtor whether now owned or hereafter acquired.

Schedule 5.2

Collateral

a)	Accounts

Account Owner	Bank Name	Account Number	Type of Account
[Accelsius LLC/Accelsius Holdings LLC]	[•]	[•]	[•]

b)	Locations

None.

c)	Intellectual Property

Patents:

I Owner	I Patents
I Accelsius LLC	I See attached.

Trademarks:

None.

Copyrights:

None.

Licenses:

None.

Schedule 5.3

Litigation

None.

Schedule 5.7

Investments

1.    Accelsius Holdings LLC owns 100% of the membership interests of Accelsius LLC.

Schedule 7.3

Existing Indebtedness

None.

Schedule 7.4

Existing Liens

None.